EXHIBIT 5.02

November 21, 2008

Entergy New Orleans, Inc.
1600 Perdido Street, Building 529
New Orleans, Louisiana 70112

Ladies and Gentlemen:

We refer to the Registration Statement on Form S-3, including the exhibits thereto (the "Registration Statement"), which Entergy New Orleans, Inc., a Louisiana corporation (the "Company"), proposes to file with the Securities and Exchange Commission on or shortly after the date hereof, for the registration under the Securities Act of 1933, as amended (the "Securities Act"), of $125,000,000 in aggregate principal amount of its First Mortgage Bonds (the "Bonds") to be issued in one or more new series, and for the qualification under the Trust Indenture Act of 1939, as amended, of the Mortgage and Deed of Trust dated as of May 1, 1987, as heretofore supplemented and modified and as proposed to be further supplemented (the "Indenture"), between the Company and The Bank of New York Mellon, successor corporate trustee, and Stephen J. Giurlando, successor co-trustee.

Subject to the qualifications hereinafter expressed, we are of the opinion that the Bonds, when issued and delivered for the consideration contemplated by, and otherwise as contemplated in, the Registration Statement and the Indenture, will be legally issued and will be binding obligations of the Company.

For purposes of the opinions set forth above, we have assumed (1) that the Bonds will be issued and delivered in compliance with appropriate action with regard to the issuance of the Bonds by and before the Federal Energy Regulatory Commission under the Federal Power Act and any other applicable regulatory body, and (2) that the Bonds will be issued and delivered in compliance with the due authorization of the Company's Board of Directors.

This opinion is limited to the laws of the States of New York and Louisiana and to the federal laws of the United States of America. To the extent that the opinions relate to or are dependent upon matters governed by the laws of Louisiana, we have relied upon the opinion of Joseph J. Cerise, Esq., Senior Counsel - Corporate and Securities of Entergy Services, Inc., which is being filed as Exhibit 5.01 to the Registration Statement.

We hereby consent to the filing of this opinion as Exhibit 5.02 to the Registration Statement and to the references to our firm, as counsel, in the Registration Statement and in the prospectus contained therein. In giving the foregoing consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations promulgated thereunder.

Very truly yours,

/s/ Morgan, Lewis & Bockius LLP

Morgan, Lewis & Bockius LLP